Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
October 20, 2003	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for Third
Quarter and Nine Months 2003

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced third quarter earnings of $45 million, or $0.25 per diluted share, on revenues of $290 million. Third quarter earnings included a $4 million expense, or $0.02 per diluted share, related to fire losses experienced in Montana during the quarter. Earnings for the third quarter of 2002 were $70 million, or $0.38 per diluted share, on revenues of $310 million. Earnings for the first nine months of 2003 were $136 million, or $0.74 per diluted share, on revenues of $881 million. Earnings for the same period of 2002 were $179 million, or $0.97 per diluted share, on revenues of $856 million.

Cash provided by operating activities in the third quarter totaled $109 million compared to $131 million for the same period of 2002. Cash provided by operating activities in the first nine months of 2003 totaled $299 million and included $13 million from the sale of non-strategic timberlands in Montana compared to $306 million for the same period of 2002. The Company ended the third quarter of 2003 with $281 million in cash and cash equivalents.

Earnings were down $25 million compared to the same period last year. Of this reduction, $9 million was due to lower real estate activity resulting from the transactional nature of the Real Estate segment. Montana experienced its worst fire season in decades, reducing profits in the Northern Resources segment by $9 million, of which $4 million was due to the fire losses and the remainder was due to harvest curtailments. Additionally, a combination of planned harvest reductions and lower sawlog prices reduced operating profits by $7 million in the Southern Resources segment.

“Despite Montana’s worst fire season in decades, our results came in as expected, highlighting the benefits of our geographic and business line diversity,” said Rick Holley, president and chief executive officer. “We view the harvest reductions as a deferral of income. The trees continue to grow, we’ll just simply harvest them later than we originally anticipated. We continue to focus on value optimization to receive the best price for our logs. Our Real Estate segment continues to grow as we capture additional value from select land assets.”

Review of Operations

An unusually severe fire season in Montana reduced operating profit for the Northern Resources segment when compared to the same period of 2002. The $14 million operating profit was down $9 million compared to last year. The fires impacted results in the segment in two ways: harvests were reduced and a $4 million book loss was incurred related to timber that was destroyed. Overall Northern Resources harvests were 15 percent lower than third quarter 2002 due primarily to the fire related harvest curtailments. Sawlog prices were largely unchanged compared to the same period of 2002. Stronger demand from paper mills and oriented strand board plants in the Northeast led to good pulpwood demand, particularly hardwood pulpwood, and a 6 percent improvement in pulpwood prices compared to third quarter of 2002.

Operating profit in the Southern Resources segment was $50 million compared to $57 million for the same period of 2002. Lower harvest volumes accounted for $3 million of the $7 million reduction in operating profit. Poor softwood lumber markets during the past year have significantly reduced sawlog customers’ profitability and kept sawlog prices low. A dramatic but temporary improvement in softwood lumber prices that began in August of this year did not result in improved sawlog prices. Sawmill operators recognized the temporary nature of the improved lumber market and continued cautious buying, maintaining low log inventories and switching to lower value, smaller diameter logs rather than bid up prices. As a result of sawmill operators’ cautious approach to the market and their demand for smaller diameter logs, average sawlog price realizations in the third quarter were approximately 11 percent below third quarter 2002 levels and 3 percent lower than the second quarter of this year.

The Real Estate segment reported revenue of $28 million compared to $38 million in the third quarter of 2002 reflecting the transaction driven nature of this business. Third quarter sales were made up of a consistent mix of higher and better use parcels and conservation properties. Markets for conservation, development and recreational lands remain strong.

The Company’s Manufacturing segment reported a $2 million loss for the third quarter down $5 million compared to the same period of 2002 but up $2 million compared to the second quarter of 2003. Operating efficiency fell at the Company’s Montana-based lumber and medium density fiberboard (MDF) facilities as they reduced production and sales in response to log and fiber shortages resulting from the fire closures. Reduced operating rates increased production costs and lowered lumber sales volume, more than offsetting flat lumber prices and improved MDF price realizations when compared to last year. Improving demand for industrial plywood resulted in better plywood pricing and continued profitability in this business.

Outlook

For the fourth quarter, the Company expects prices for its Southern Resources products to increase due to improved product mix and some price improvement for sawlogs. Northern Resources sawlog prices are expected to remain at third quarter levels, but a different species mix is expected to reduce price realizations. Harvest volumes in the Southern Resources segment should increase from third quarter levels due to normal seasonal factors. The Northern Resources harvest will recover from the unusually low harvest levels experienced in the third quarter and should exceed harvest levels reported for the fourth quarter of 2002.

The Company expects Real Estate segment sales for the year, excluding the second quarter sale of non-strategic Montana lands, to exceed $105 million.

Earnings for the Manufacturing segment are expected to improve in the fourth quarter as a result of improved plywood prices and continued improvements in MDF operations.

The Company expects fourth quarter earnings to be between $0.24 and $0.29 per share.

“During the fourth quarter of this year, we expect to see improved profitability in our core timber business as our Northern harvests recover from very low third quarter levels and customers begin to build log inventories for winter. Additionally, improvements in both plywood and MDF should result in better performance from the Manufacturing segment,” concluded Holley. “We are hopeful that talks aimed at resolving the lumber trade dispute with Canada will resume during the quarter and will ultimately result in improved U.S. lumber markets. Finally, we are pleased with the progress and growth of the Real Estate segment and our ability to obtain higher value for a select portion of our land assets.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, October 20, at 5:00 PM EDT (2:00 PM PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 2977903.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is one of the largest land and timber owners in the nation, with over eight million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Nine months Ended
	September 30, 2003	September 30, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$473	$481
Real Estate	108	79
Manufacturing	292	291
Other	8	5

Total Revenues	881	856

Costs and Expenses:
Cost of Goods Sold:
Timber	248	232
Real Estate	65	29
Manufacturing	294	278
Other	3	1

Total Cost of Goods Sold	610	540
Selling, General and Administrative	56	53

Total Costs and Expenses	666	593

Operating Income	215	263
Interest Expense, net	86	77

Income before Income Taxes	129	186
Benefit (Provision) for Income Taxes	7	(7)

Net Income	$136	$179

Net Income per Share - Basic	$0.74	$0.97

Net Income per Share - Diluted	$0.74	$0.97

Weighted average number of Shares outstanding - Basic	183.4	184.7

Weighted average number of Shares outstanding - Diluted	184.0	185.4

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	September 30, 2003	September 30, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$158	$170
Real Estate	28	38
Manufacturing	101	101
Other	3	1

Total Revenues	290	310

Costs and Expenses:
Cost of Goods Sold:
Timber	88	87
Real Estate	10	11
Manufacturing	99	95
Other	1	1

Total Cost of Goods Sold	198	194
Selling, General and Administrative	20	19

Total Costs and Expenses	218	213

Operating Income	72	97
Interest Expense, net	29	25

Income before Income Taxes	43	72
Benefit (Provision) for Income Taxes	2	(2)

Net Income	$45	$70

Net Income per Share - Basic	$0.25	$0.38

Net Income per Share - Diluted	$0.25	$0.38

Weighted average number of Shares outstanding - Basic	183.0	184.8

Weighted average number of Shares outstanding - Diluted	183.7	185.5

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	September 30, 2003	December 31, 2002
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$281	$246
Restricted Advance from Customer	16	4
Accounts Receivable	37	33
Inventories	47	58
Investment in Grantor Trust	13	10
Deferred Tax Asset	12	11
Other Current Assets	18	16

	424	378

Timber and Timberlands - Net	3,584	3,599
Property, Plant and Equipment - Net	303	307
Other Assets	6	5

Total Assets	$4,317	$4,289

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$33	$33
Accounts Payable	29	25
Interest Payable	37	21
Wages Payable	19	23
Taxes Payable	16	11
Deferred Revenue	31	18
Liabilities Associated with Grantor Trust	13	10
Other Current Liabilities	17	14

	195	155

Long-Term Debt	1,439	1,170
Lines of Credit	491	669
Deferred Tax Liability	36	44
Other Liabilities	29	29

Total Liabilities	2,190	2,067

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.0 at September 30, 2003
and 184.9 at December 31, 2002	2	2
Additional Paid-In Capital	2,152	2,197
Retained Earnings	16	23
Treasury Stock, at cost, Common shares - 2.0 at
September 30, 2003	(43)	--

Total Stockholders' Equity	2,127	2,222

Total Liabilities and Stockholders' Equity	$4,317	$4,289

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine months Ended
	September 30, 2003	September 30, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$136	$179
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Including $4 Loss Related
to Forest Fires)	79	78
Basis of Real Estate Sold (Including $9 Impairment Loss)	57	24
Deferred Income Taxes	(8)	6
Working Capital Changes	33	13
Other	2	6

Net Cash Provided By Operating Activities	299	306

Cash Flows From Investing Activities:
Property Additions (Excluding Tax-Deferred Exchanges)	(94)	(73)
Timberlands Acquired with Tax-Deferred Exchange Proceeds, Net	(25)	(13)

Net Cash Used In Investing Activities	(119)	(86)

Cash Flows From Financing Activities:
Dividends	(193)	(211)
Borrowings of Long-term Debt and Lines of Credit	1,664	1,151
Repayments of Long-term Debt and Lines of Credit	(1,574)	(1,100)
Proceeds from Stock Option Exercises	1	17
Acquisition of Treasury Stock	(43)	--

Net Cash Used In Financing Activities	(145)	(143)

Increase In Cash and Cash Equivalents	35	77
Cash and Cash Equivalents:
Beginning of Period	246	193

End of Period	$281	$270

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	September 30, 2003	September 30, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$45	$70
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Including $4 Loss
Related to Forest Fires)	28	28
Basis of Real Estate Sold	8	8
Deferred Income Taxes	(3)	2
Working Capital Changes	28	19
Other	3	4

Net Cash Provided By Operating Activities	109	131

Cash Flows From Investing Activities:
Property Additions (Excluding Tax-Deferred Exchanges)	(56)	(35)
Timberlands Acquired with Tax-Deferred Exchange Proceeds, Net	(8)	(7)

Net Cash Used In Investing Activities	(64)	(42)

Cash Flows From Financing Activities:
Dividends	(64)	(106)
Borrowings of Long-term Debt and Lines of Credit	386	511
Repayments of Long-term Debt and Lines of Credit	(330)	(465)
Proceeds from Stock Option Exercises	1	1

Net Cash Used In Financing Activities	(7)	(59)

Increase In Cash and Cash Equivalents	38	30
Cash and Cash Equivalents:
Beginning of Period	243	240

End of Period	$281	$270